SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)

                          Wink Communications, Inc.
                             (Name of Issuer)


                   Common Stock, $0.001 par value per share
                      (Title of Class of Securities)

                                 974168106
                               (CUSIP Number)


                             December 31, 2000
          (Date of event which required filing of this statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 974168106

13G

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Motorola, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)
      (b)

3.    SEC USE ONLY

4.    CITIZEN OR PLACE OF ORGANIZATION

      Delaware

NUMBERS OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      Not applicable

6.    SHARED VOTING POWER

      Not applicable

7.    SOLE DISPOSITIVE POWER

      Not applicable

8.    SHARED DISPOSITIVE POWER

      Not applicable

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not applicable

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES

      [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Not applicable.  Less than 5%

12.   TYPE OF REPORTING PERSON

      CO


Item 1(a)  Name of Issuer:

           Wink Communications, Inc.

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            1001 Marina Village Parkway
            Alameda, CA  94501

Item 2(a)  Name of person filing:

           Motorola, Inc. ("Motorola")

Item 2(b)  Address of principal business office, or, if none, residence:

           1303 East Algonquin Road
           Schaumburg, IL  60196

Item 2(c)  Citizenship:

           Delaware

Item 2(d)  Title of class of securities:

           Common Stock, $0.001 par value per share

Item 2(e)  CUSIP number:

           974168106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           Not applicable.

Item 4.    Ownership

           Not applicable

Item 5.    Ownership of five percent or less of a class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

[ X ]


Item 6. Ownership of more than five percent on behalf of another person:

           Not Applicable

Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:

           Not Applicable

Item 8.    Identification and classification of members of the group:

           Not Applicable

Item 9.    Notices of dissolution of group:

           Not Applicable

Item 10.   Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  February 13, 2001               MOTOROLA, INC.


                                      By:  /s/Carol H. Forsyte
                                    Name:  Carol H. Forsyte
                                   Title:  Vice President,
                                           Corporate and Securities,
                                           Law Department